Exhibit 99.1

FOR IMMEDIATE RELEASE

Protagenic Therapeutics Announces Second Quarter 2021 Results and

Provides Business Update

August 17, 2021 — NEW YORK — Protagenic Therapeutics, Inc. (Nasdaq: PTIX) a biopharmaceutical company focused on developing therapies to treat stress-related neurologic disorders, today announced results for the second quarter ended June 30, 2021.

Recent Highlights

●	Received FDA guidance to provide clinical sites with ready-to-inject clinical vials of PT00114 as part of its IND filing
●	Hosted a key opinion leader (KOL) webinar focused on PT00114 for the regulation of stress in patients with Depression, PTSD, Anxiety and Addiction
●	Closed a $13.2 million public offering
●	Uplisted to the Nasdaq Capital Market

“During the second quarter and year to date, we made substantial progress towards advancing PT00114 into the clinic, in order to treat stress-related neuropsychiatric disorders which afflict millions, and represents a $20 billion addressable market,” said Dr. Garo Armen, CEO of Protagenic Therapeutics. “We have a clear clinical path toward major indications. We anticipate rapid, objective efficacy and safety readouts in the coming quarters. As we execute against those stated milestones, we expect to drive significant shareholder value.”

Anticipated Upcoming Milestones

●	Q4 2021: Re-filing of IND application for PT00114
●	Jan 2022: Initiation of Phase I/IIa study for PT00114
●	1H 2022: Initial Data Readout of Phase I/IIa study
●	Q3 2022: Final Readout of Phase I/IIa study

Financial Results for the Second Quarter Ended June 30, 2021:

●	Net loss attributable to common stockholders for the quarter ended June 30, 2021 was approximately $2.6 million, compared to approximately $0.6 million for the quarter ended June 30, 2020.
●	Research and development expense totaled approximately $0.1 million for the quarter ended June 30, 2021, compared to approximately $0.1 million during the quarter ended June 30, 2020.
●	General and administrative expense was approximately $2.2 million for the quarter ended June 30, 2021, compared to approximately $0.4 million during the quarter ended June 30, 2020.

●	On April 29, 2021, the company closed on an underwritten public offering of 3,180,000 units at a public offering price of $4.15 per unit. Each unit was comprised of one share of common stock and one warrant to purchase one share of common stock. Each warrant was exercisable at a price of $4.98 per share and will expire five years from issuance. The common stock and warrants comprising the units separated upon closing of the offering and were issued separately.
●	As of June 30, 2021, the Company had cash and cash equivalents of approximately $11.9 million.
●	As of August 16, 2021, the Company had approximately 16.6 million common shares outstanding.

About Protagenic Therapeutics, Inc.

Protagenic Therapeutics, Inc. (Nasdaq: PTIX) is a pre-clinical biopharmaceutical company endeavoring to develop first-in-class neuro-active peptides into human therapeutics to treat several stress related disorders. For more information, visit http://www.protagenic.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Protagenic Therapeutics’ product candidates and pre-clinical development and clinical trial plans and activities. Forward-looking statements include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “believes,” “estimates” and similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the pre-clinical testing and eventual clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in pre-clinical and clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and the other factors described under the Risk Factors section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.. Protagenic Therapeutics cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Protagenic undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Analyst Contact:

Alexander K. Arrow, MD, CFA

Chief Financial Officer

213-260-4342

alex.arrow@protagenic.com

Media Contact:

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com